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                                                                   EXHIBIT 10.12

                      Keystone Automotive Operations, Inc.
                           2003 Transaction Bonus Plan

     1. Defined Terms; Purpose of the Plan. Capitalized terms used herein will have the meanings defined at their first usage or in Section 7. The purpose of this Plan is to reward designated current and former employees and current directors of the Company and its subsidiaries for performing services that contribute to (or that have contributed to) the growth of the Company.

     2. Administration of Plan. The Plan will be administered by a subcommittee of the Board consisting initially of Michael I. Klein, William R. Kraus and Robert E. Taylor, Jr. (the "Committee"). The Committee's membership may be changed, expanded or contracted by the Board at any time for any reason, and any vacancies on the Committee will be filled by the Board. The Committee will have full power, discretion, authority and responsibility to administer the Plan, to select Participants, to designate each Participant's Bonus Amount, to promulgate such rules and procedures regarding the Plan as it deems desirable, to interpret, construe and implement the provisions of this Plan, and to make all other determinations necessary or desirable for the administration of the Plan. Unless expressly set forth in this Plan, all actions taken by the Committee will be by a vote of at least a majority of the members of the Committee. Any action taken by the Committee will be final and binding on all Participants.

     3. Designation of Participants and Bonus Amounts. Participants will be selected by the Committee and notified in writing of their selection, the Bonus Amount applicable to them and of any unique terms applicable to their participation within 30 days following the execution of the Merger Agreement. The sum of the Bonus Amounts payable to all Participants pursuant to this Plan will not exceed $27,500,000.

     4. Payment of Bonus Amounts.

        a. Conditions. A Participant will be paid his or her Bonus Amount only upon the occurrence of the Keystone Closing and only if he or she:

           (1) promptly, upon request of the Company, executes the Holder Representative Agreement substantially in the form of Exhibit I attached hereto (the "Holder Representative Agreement"), it being understood that certain Eligible Grantees may have already executed such a Holder Representative Agreement prior to their selection as Participants;

           (2) promptly, upon request of the Company, grants to the Holder Representative (as appointed pursuant to the Holder Representative Agreement) a voting agreement and irrevocable proxy substantially in the form of Exhibit II attached hereto (the "Proxy") to vote (whether at a meeting, by execution of a written consent or otherwise) any shares of the Company's capital stock beneficially owned by the Participant in favor of the Keystone Transaction and on such other matters as may come before the shareholders of the Company (whether in connection with a meeting of shareholders, by solicitation of written consents or otherwise) as to which the Proxy may be voted in accordance with its terms, it being

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understood that certain Eligible Grantees may have already executed such a Proxy prior to their selection as Participants;

           (3) promptly, upon request of the Company, executes and delivers a release of certain claims against the Company and its affiliates substantially in the form of Exhibit III attached hereto;

           (4) exercises all reasonable efforts to support the Keystone Transaction and to cooperate with the Company to consummate the Keystone Transaction (including, if so requested by the Company, providing assistance to the prospective buyer in obtaining financing for the Keystone Transaction, which assistance may include, without limitation, participation in "road shows" or other meetings with potential investors and lenders);

           (5) remains employed or engaged continuously by the Company through the Keystone Closing (if so employed or engaged on the date selected to participate in this Plan);

           (6) prior to the Keystone Closing, exercises any options to purchase capital stock of the Company held by him or her; and

           (7) fulfills any other condition established by the Committee that is reasonably related to the consummation of the Keystone Transaction, if such condition is stated in the notice described in Section 3.

A Participant's efforts to negotiate in good faith with the prospective buyer commercially reasonable employment and compensation terms or commercial reasonable terms on which to invest his or her Bonus Amount or to reinvest proceeds from the Keystone Transaction in the capital stock of the Company or the prospective buyer will not violate the conditions of this subsection.

        b. Timing. If all the conditions of Section 4(a) are met, a Participant will be paid his or her Bonus Amount in cash, in a single lump sum, immediately prior to the Keystone Closing. Notwithstanding the foregoing, the Committee may require that a portion of any Bonus Amount otherwise payable to a Participant be deposited in accordance with the Holder Representative Agreement and held, invested and disbursed as provided therein.

     5. Avoidance of Parachute Payment Excise Taxes. Notwithstanding any other provision of this Plan, if the Committee determines (in consultation with Keystone Automotive Holdings, Inc.) that a bonus otherwise payable under this Plan, when added to other payments, benefits or rights due to a Participant (or potentially due to that Participant in the future, such as severance payable in the event of a subsequent termination of employment), could be subject to an excise tax under Section 4999 of the Code (or could cause any other payment, property, benefit or right to become subject to such an excise tax), no Bonus Amount will be paid to that Participant unless the shareholders of the Company approve such payment in accordance with Section 280G(b)(5)(B) of the Code.

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     6. Miscellaneous.

        a. Assignment of Rights. No Participant will have the right to sell, assign, alienate, pledge or otherwise transfer any right under this Plan. Any attempt to make such a transfer will be void ab initio.

        b. Construction. This Plan will be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without application of the principles of conflicts of laws. If any provision of this Plan is, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Plan, and this Plan will be construed as if such invalid, illegal or unenforceable provision had never been herein contained.

        c. Unfunded Nature of the Plan. The Plan will be unfunded. The Company will not establish any special or separate fund or segregate any of its assets to assure payment hereunder. The entitlement of any Participant to any payment hereunder will confer on that person no rights other than the rights of an unsecured general creditor of the Company.

        d. Tax Withholding. All payments hereunder will be made net of any amount necessary to satisfy applicable federal, state and local tax withholding requirements, as well as any amounts then owed by a Participant to the Company or any of its affiliates.

        e. Compliance with Laws. The Company may subject payments under this Plan to such additional conditions as it deems necessary or appropriate to comply with applicable federal and state laws. The Company will not be required to make any payment or take any action otherwise required under this Plan if that payment or action may constitute a violation of any applicable law or regulation.

        f. No Right to Continued Employment. Neither the adoption of this Plan nor the award of any bonus hereunder will be construed as entitling any employee to continued employment, it being the intention of the Company to adopt a plan of incentive compensation, but not to alter in any other respect the relationship between the Company and any Eligible Grantee.

        g. Section Headings. The section headings in this Plan are for convenience only; they form no part of this Plan and will not affect its interpretation.

        h. Amendment and Termination of Plan. The Company, by action of the Board, reserves the right to amend or modify this Plan prior to the time that Participants are selected in accordance with Section 3. Thereafter, no amendment or modification will be made to this Plan without the consent of the affected Participant if that amendment would have a material adverse economic effect on that Participant. Unless extended by the Board, this Plan will terminate automatically on the earlier of (1) December 31, 2003, if the Keystone Closing has not occurred on or prior to that date, or (2) the termination of the Merger Agreement.

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     7. Definitions.

        a. "Keystone Closing" means the consummation of the Keystone
Transaction.

        b. "Keystone Transaction" means, collectively, all the transactions contemplated by the Merger Agreement.

        c. "Board" means the Board of Directors of the Company.

        d. "Bonus Amount" means, with respect to any Participant, the bonus potentially payable to that Participant hereunder and communicated to that Participant in writing in accordance with Section 3.

        e. "Code" means the Internal Revenue Code of 1986, as amended.

        f. "Committee" means the subcommittee of the Board appointed to administer this Plan, as described in Section 2.

        g. "Company" means Keystone Automotive Operations, Inc., a Pennsylvania corporation, and its successors and assigns.

        h. "Eligible Grantees" means any director, employee or former employee of the Company or any of its subsidiaries who has made, is making or who has the capacity to make a significant contribution to the value of the Company, as determined by the Committee.

        i. "Merger Agreement" means that certain Agreement and Plan of Merger dated August 29, 2003 by and among Keystone Automotive Holdings, Inc., Keystone Merger Sub, Inc., the Company and LAGE LLC.

        j. "Participant" means an Eligible Grantee selected by the Committee to participate in this Plan.

        k. "Plan" means this Keystone Automotive Operations, Inc. 2003 Transaction Bonus Plan.

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